Exhibit 99(1)


          Ralph Berry, The Promus Companies
          (901) 762-8629



                         PROMUS ANNOUNCES THE SATISFACTION OF
                         ------------------------------------
                         CONDITION TO SPIN-OFF HOTEL BUSINESS
                         ------------------------------------


               MEMPHIS, June 14, 1995 -- The Promus Companies Incorporated (NYSE:PRI) today announced the satisfaction of the final conditions to the spin-off of its wholly-owned subsidiary, Promus Hotel Corporation (NYSE:PRH).

               On May 26, 1995, stockholders of Promus approved the spin-off and Promus' Board of Directors declared a dividend of shares of Promus Hotel conditioned upon the occurrence of certain events prior to June 19, 1995. The Executive Committee of Promus' Board has determined that all necessary events have occurred and that the conditions to the dividend have been satisfied: First, the gaming regulatory authorities of the State on New Jersey approved the spin-off on May 31, 1995. Second, the holders of a majority of the outstanding aggregate principal amount of each of the 10 7/8 percent Senior Subordinated Notes due 2002 and the 8 3/4 percent Senior Subordinated Notes due 2000 of Embassy Suites, Inc. consented to certain indenture amendments to permit the spin-off. Third, on June 7, 1995, Promus, Embassy and Promus Hotel entered into Credit Agreement with NationsBank, N.A. (Carolinas) and NationsBanc Capital Market, Inc. to provide Promus Hotel with financing of up to $350 millon. Fourth, all other material third party consents have been received.

               Stockholders will receive one share of the new hotel company for each two shares of The Promus Companies owned on June 21, 1995, the record date for the dividend, The Promus Hotel shares will be distributed on June 30, 1995, and, on that date The Promus Companies will change its name it Harrah's Entertainment, Inc. (NYSE:HET). It is currently anticipated that the Promus Hotel common stock and the Harrah's Entertainment common stock (ex-distribution) will each begin trading on a "when-issued" basis on the New York Stock Exchange on or before June 19, 1995.